Exhibit 10.3
SECOND AMENDMENT TO
LIMITED LIABILITY COMPANY PURCHASE AGREEMENT

This second amendment (the “Second Amendment Agreement”) dated July 9th  2009 to the Limited Liability Company Purchase Agreement (the “Purchase Agreement”) dated May 30, 2009 as amended by first amendment dated June 30, 2009, by and between Narayan Torke (“Seller”), Hart Lab LLC (the “Company”)  and Adeona Pharmaceuticals, Inc., (“Purchaser”). Purchaser, the Company and Seller may collectively be referred to as the “Parties.”

WHEREAS, on June 30, 2009 the parties entered into a first amendment to the Purchase Agreement dated May 30, 2009 to extend the closing date until July 10, 2009.

WHEREAS, the Parties desire to enter into this Second Amendment Agreement to amend certain provisions of the Purchase Agreement.

NOW, THEREFORE, in consideration for the promises set forth in this Agreement, the Parties agree as follows:

Sections 1, 2, 3, 4 and 9 of the Purchase Agreement are amended in their entirety to read as follows;

1.
PURCHASE AND SALE:  Subject to the terms and conditions set forth in this Agreement, Purchaser hereby agrees to purchase from Seller, and Seller hereby agree to sell, transfer and convey to the Purchaser all of the interests of the Company, representing all of the issued and outstanding membership interests of the Company (the “Interests”).  The transaction shall also include the sale and transfer of the operating assets of the Company listed on Exhibit A. At closing (“Closing”) Purchaser shall transfer by wire $266,000.00 to an IOLTA bank account of Seller’s attorney pursuant to an Escrow Agreement under which a portion of such funds in the amount of $187,141.30 shall be paid to Seller as described herein this Agreement and the remainder of such funds in the amount of $78,858.70 shall either be released back to Purchaser upon (a) (i) evidence to the Seller’s attorney of the release of the personal guarantee of Seller under the Olympus and Baytree clinical equipment leases (the “Equipment Leases”), or (ii) evidence to Seller’s lawyer of payoff by Purchaser of the Equipment leases, or (b) released to Seller after 60 days in the event Seller is unable obtain the release of the personal guarantee of Seller or payoff the Equipment Leases within such 60 day period whereupon Seller shall become primarily obligated to pay the remaining $78,858.70 in lease expenses for the Olympus and Baytree clinical Equipment Leases over the remaining term of such leases with the Buyer to pay in full all other leases. Purchaser shall have the right to make employment offers to any or all of the Company’s existing employees after Closing. Purchaser shall become personally liable after Closing for the performance of all existing contracts that do not have change in control provisions, and for those that do, the Parties shall attempt to seek to negotiate such change in control authorization to continue such agreements in effect after Closing.  The Purchaser shall assume the existing real estate lease (the Real Estate Lease”) and seek and obtain the landlord’s consent to the change in ownership and use its best efforts to obtain a full release of Seller within 90 days of closing, or Purchaser shall indemnify Seller for all costs under the Real Estate Lease.  The Parties shall cooperate in good faith in the transfer of the CMS license and Illinois Dept. of Public Health license, including a power of attorney in favor of the Company following ownership transfer to the Purchaser until such licenses are transferred by CMS and Illinois.  A copy of  the power of attorney(s) are attached as Exhibit B.

2.
PURCHASE PRICE:  The purchase price for all of the shares of Interests shall be Two Hundred and One Thousand One Hundred and Forty One dollars and Thirty cents ($201,141.30) in cash (the “Purchase Price”) with Fourteen Thousand dollars ($14,000) to be paid in cash to the Seller as a nonrefundable earnest payment creditable against the Purchase Price contemporaneous with the execution of this Agreement and the remainder of the Purchase Price of One Hundred Eighty Seven Thousand One Hundred Forty One dollars and Thirty cents  ($187,141.30) to be paid by check to the Seller at the Closing on July 10, 2009 by the Escrow Agent pursuant to the terms of an Escrow Agreement entered into by the Parties unless an earlier Closing date is agreed to in writing signed by both parties.    In addition to the Purchase Price, Purchaser shall also issue fifty thousand (50,000) unregistered shares of Purchaser’s common stock to Seller at Closing.

3.
CLOSING:  The closing contemplated by this Agreement for the transfer of the Interests and the payment of the Purchase Prices shall take place at the offices of Russel G. Winick & Associates, P.C. on July 10, 2009 at 9:00a.m. CT unless an earlier Closing date is agreed to in writing signed by both parties.  The certificates representing the Interests shall be duly endorsed for transfer by the Seller or accompanied by an appropriate Interests transfer and the State of Illinois Annual Report of Hartlab shall be duly amended by Seller to provide for Purchaser to become the new owner of all of the outstanding Interests.  Purchaser shall be responsible for filing the State of Illinois Annual Report as described above with the Illinois Secretary of State and for paying the annual franchise taxes and any other fees assessed by the Illinois Secretary of State upon the filing of the Annual Report. The Company shall notify the Federal CMS and Illinois licensing agency of the transfer and Seller and Company shall provide a power or attorney to continue the business of the Company under his CLIA license until such license shall have been transferred by CMS.  Purchaser’s obligation to close shall be conditioned upon the satisfactory completion of Purchaser’s due diligence determined in Purchaser’s sole discretion which Seller shall undertake and complete on or before the Closing.  Should Purchaser not be satisfied with the outcome of its due diligence and elect not to close on July 10, 2009, Purchaser shall forfeit the $14,000 nonrefundable earnest payment and the Parties shall have no further obligation under this Agreement.

4.	REPRESENTATIONS AND WARRANTIES OF SELLER: Seller hereby warrants and represents that:

(a)
Restrictions on Interests.  The Seller is not a party to any agreements that create rights or obligations in the Interests relating to any third party including voting or other agreements.  The Seller is the lawful owner of the Interests, free and clear of any encumbrances, security interests or liens of any kind and has full power and authority to sell and transfer the Interests as contemplated in this Agreement.  The Interests represents all of the issued and outstanding Interests of the Company.

(b)
Organization and Standing.  To the Seller’s knowledge, the Company is duly organized, validly existing and in good standing under the laws of the State of Illinois and has full power and authority to own and operate its property and assets and to carry on its business as presently conducted and the one thousands shares of Interests represent all of the issued and outstanding Interests of the Company.

(c)
Operation of Business.  Between the signing of this Agreement and the Closing, the Seller shall operate the business of the Company in the normal course and at the Closing the assets and liabilities, net working capital and equity reflected in the balance sheet dated June 30, 2009 (the “Balance Sheet”)  attached hereto as Exhibit C shall not materially differ except as listed in the schedule of exceptions attached hereto.  Until July 10, 2009, Seller, Company and their agents, shall not solicit other offers from other parties and shall discontinue any and all discussions with other parties whom they may be already in discussion with.

(d)
Narayan Torke Consulting.  Following the Closing, Narayan Torke shall serve as a consultant on a part-time basis to Seller for a period of up to twelve (12) months following the Closing for a monthly consulting fee of Four Thousand dollars ($4,000) per month to assist in the transition and business of the Company, pursuant to an Independent Contractor Agreement attached hereto as Exhibit D, providing for not more than 15 hours per week and permit 100% of activities to be conducted by Torke remotely.  For a period of two (2) years following the closing Narayan Torke shall not solicit the Company’s accounts or employees nor compete with the Company in Illinois without the prior written permission of the Company.

(e)
General Ledger.  Seller represents and warrants that as of the Closing Date except as disclosed in the Balance Sheet, due diligence request response or List of Exceptions attached hereto as Exhibit E,  that there will be no material liabilities, (including Medicare, MediCal or other insurance liabilities), liens, tax liabilities, actions, actual, pending or threatened that may have a material adverse effect on the business of the Company (the “Liabilities”).  For purposes of this Agreement, Liabilities will only be considered material if together in the aggregate they exceed ten percent (10%) of the Purchase Price.

(f)
Taxes.  Each of the parties shall be responsible for their own taxes with respect to the transaction with all income loss, deductions and credits on or prior to the Closing date shall be allocated to the Seller, including any gain or loss on the sale hereunder.

(g)
Limitation on Representations and Warranties.  Seller’s representations and warranties shall not exceed $140,000 in the aggregate and shall survive the closing for six months (with the exception of the noncompete provision which shall survive for it two year term).

9.
NOTICE:  Any notice required or otherwise given pursuant to this Agreement shall be in writing and mailed certified return receipt requested, postage prepaid, or delivered by overnight delivery service:

(a)	If to Purchaser:

Max Lyon
Chief Executive Officer
Adeona Pharmaceuticals, Inc.
3930 Varsity Drive
Ann Arbor, MI  48108
Fax: (734) 332-7800

(b)	If to Seller:

Narayan Torke
532 Connecticut Ave.
Naperville, IL 60565

IN WITNESS WHEREOF, the parties have caused this Second Amendment Agreement to be executed the day and year first above written.

ADEONA PHARMACEUTICALS, INC.:	SELLER:

/s/ Max Lyon	/s/ Narayan Torke
Max Lyon	Narayan Torke
Chief Executive Officer and President

HART LAB LLC

/s/ Narayan Torke
By: Narayan Torke

Its: President